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FINANCIAL CONTACT: Alan Shuler, Chief Financial Officer, Datakey 952-808-2349
or alan.shuler@datakey.com

FINANCIAL MEDIA CONTACT: Doug Ewing, BlueFire Partners, 612-344-1036, or ewing@bluefirepartners.com

INDUSTRY CONTACT: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com

                          DATAKEY ANNOUNCES SALE OF ITS
                       ELECTRONICS PRODUCTS BUSINESS UNIT

MINNEAPOLIS, Aug. 6 /PRNewswire/ -- Datakey, Inc. (Nasdaq: DKEY) announced today that it has completed the sale of its Electronics Products Business Unit to Jennings Acquisition, Inc. (Jennings), an Ohio corporation. Datakey, Inc. received cash on the closing date, will retain the EP accounts receivable and will retain certain key customer contracts that are scheduled to ship during the balance of the third quarter.

The Electronics Products (EP) unit, to be renamed Datakey Electronics, Inc., will be operated by Jennings in its present location in Burnsville, Minn., in facilities being leased from Datakey, Inc. It is anticipated that most of the 14 existing employees of the EP unit will be retained in their current positions, additional employees will be hired and established relationships with customers, key suppliers, distributors and sales representatives will remain intact.

In February, 2001, Datakey announced its strategic decision to focus all of its resources on the aggressive further development of its Information Security Solutions (ISS) business unit, resulting in the planned divestiture of its EP business. At that time, Datakey began reporting EP as a discontinued operation for the fiscal year ended Dec. 31, 2000, and recorded a $1.3 million charge to its fiscal 2000 financial statements. Due to the nature of the transaction the final accounting will not be complete until later in the quarter, but the Company does not expect to record a significant gain or loss on the sale of the business unit.

Carl Boecher, President and CEO of Datakey, said, "The successful sale of the EP unit marks the completion of the strategic process that we announced earlier this year to focus our business on the growing worldwide market opportunities for smart card systems that enable information and transaction security for e-commerce. Since that time, our Information Security Solutions
(ISS) business unit has made solid progress in winning new and follow-on production contracts and adding new evaluation and pilot installations of our smart card systems. With the current size of our order backlog for ISS smart card systems, we are anticipating a substantial increase in revenue for the second half of 2001, compared to the $2.4 million recorded in the first half.

"The EP sale fully achieved our timing, strategic and financial objectives," Boecher said. "We are very pleased that its operations will continue, and we believe that its established technology will continue to benefit its customers and that the valued employees of this business will remain. The transaction is clearly a win-win for all parties, and we are satisfied with its outcome."

Electronic Products (EP), the original business that Datakey started in 1976, supplies portable memory devices packaged in key and other token-shaped plastic for a variety of OEM customers' applications.

About Datakey, Inc.

Datakey, Inc. is a leading international provider of smart card-based information security and digital signature solutions. Using state-of-the-art cryptographic technology, these products fill growing market

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needs for secure, smart card-based user authentication and data privacy for business-to-business e-commerce. Datakey's smart card-based information security products play an integral role in any PKI system by providing two-factor security -- something that is owned (a smart card) and something that is known (a password).

Forward-Looking Statements

Statements in this press release relating to an anticipated substantial increase in revenue in the second half of 2001 are forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties pertain to the anticipated shipment in the second half of 2001 of $2.8 million of ISS products to the Canadian DND pursuant to an order announced by Datakey on July 18, 2001. If, for any reason, a substantial part of this order is not shipped as now projected, it is unlikely that Datakey's revenues in the second half of 2001 would be substantially increased over revenues recorded in the second half of 2000.

Shares of Datakey's common stock are traded on Nasdaq under the symbol DKEY. You can find more information on the Datakey Web site at http://www.datakey.com. You can view all Datakey press releases on the Web site at http://www.prnewswire.com or via fax by calling Company News On-Call at 800-758-5804, ext. 231950.